Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Intelsat S.A.:
We consent to the incorporation by reference in the registration statement (No. 333‑212417) on Form S-8 and the registration statements (No. 333-228580 and No. 333-225467) on Form F-3ASR of Intelsat S.A. of our report dated February 20, 2020, with respect to the consolidated balance sheets of Intelsat S.A. as of December 31, 2018 and 2019, the related consolidated statements of operations, comprehensive loss, changes in shareholders’ deficit, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes and financial statement Schedule II - Valuation and Qualifying Accounts (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2019, which report appears in the December 31, 2019 annual report on Form 10‑K of Intelsat S.A.
Our report dated February 20, 2020, on the consolidated financial statements, refers to the Company’s change in its method of accounting for revenue effective January 1, 2018 due to the adoption of Accounting Standards Codification No. 606, Revenue from Contracts with Customers, and the Company’s change in its method of accounting for leases effective January 1, 2019 due to the adoption of Accounting Standards Codification No. 842, Leases.
/s/ KPMG LLP
McLean, Virginia
February 20, 2020